Exhibit 22.J





CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use in Post-Effective Amendment No. 4 to Registration Statement No. 333-44568 of The Hillman Aggressive Equity Fund and The Hillman Total Return Fund (each a series of Hillman Capital Management Investment Trust) of our reports dated November 2, 2004, appearing in the Annual Reports for the year ended September 30, 2004, and to the reference to us under the heading "Financial Highlights" in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York
December 3, 2004